Consent of Independent Auditors

We consent to the incorporation in the Annual Report on Form 11-K of our report, dated Auguest 18, 1999, relating to the statements of net assets available for benefits of the New England Community Bancorp, Inc. 401(k) Plan as of December 31, 1998 and 1997, and the related statement of changes in net assets available for benefits for the year ended
December 31, 1998, and all related schedules.

                             /s/ Shatswell, MacLeod & Company, P.C.
                                 Shatswell, MacLeod & Company, P.C.

West Peabody, Massachusetts
November 29, 1999